Exhibit 99.1

SEL-LEB MARKETING, INC. ANNOUNCES EXTENSION OF LOAN AGREEMENT

PATERSON, N.J., December 19, 2003 /PRNewswire/ -- Sel-Leb Marketing, Inc. (SELB) announced today that it has signed an extension of its credit facility with its primary lender, Merrill Lynch Business Financial Services Inc. ("Merrill Lynch"). As previously announced, the Company has been in default under its Merrill Lynch loans, and the facility had terminated. With the extension, the facility will expire on April 30, 2004. Merrill Lynch has stated that it will not be renewing the facility beyond that date, and has entered into the extension to allow the company to locate an alternative financing arrangement.

The Company is examining and considering all available options. If the Company is unable to obtain adequate alternative financing, and its available cash is insufficient to satisfy the Company's obligations to Merrill Lynch, Merrill Lynch would be entitled to exercise all remedies available to it as a secured lender. Any inability to find adequate financing would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations.

Sel-Leb is a company primarily engaged in the distribution and marketing of consumer products through mass merchandisers, discount chain stores and food, drug and electronic retailers. The Company's business also includes marketing and selling products to be promoted by celebrity spokespersons and sold to mass merchandise retailers.

The statements which are not historical facts contained herein are forward-looking statements that relate to plans for future activities. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future, including but not limited to general trends in the retail industry (both general as well as electronic outlets), the ability of the Company to secure financing arrangements on favorable terms, or at all, beyond the expiration of the extended loan agreement, the ability of the Company to successfully implement any future expansion plans, consumer acceptance of any products developed and sold by the Company, the ability of the Company to continue to develop its "celebrity" product business, the ability of the Company to sell its specially purchased merchandise at favorable prices, on a timely basis or at all, the ability of the Company to adequately source products that it sells to its customers, pending or unanticipated litigation, claims or assessments, the delisting from the Nasdaq SmallCap Market in May 2003 and the future trading market, if any, for the Company's securities, the ability of the Company to complete its financial statements and make the requisite filings with the Security and Exchange Commission, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE Sel-Leb Marketing, Inc.;

Sel-Leb Marketing, Inc., +1-973-225-9880